Exhibit 10.2

INTELLIA THERAPEUTICS, INC.

AMENDED AND RESTATED CORPORATE BONUS PLAN

1.
Purpose

The Amended and Restated Corporate Bonus Plan (the “Plan”) of Intellia Therapeutics, Inc. (“Intellia” or the “Company”) is intended to attract, motivate and retain employees by promoting and rewarding the achievement of key short-term corporate objectives, as well as individual performance, and to align the interests of the employees and stockholders. As an incentive to meet these objectives, the Company may award a cash-based annual performance bonus (“Actual Bonus Awards”) to eligible employees in accordance with this Plan.

2.
Plan Year and Participant Eligibility
a.
Plan Year

A “Plan Year” is the annual performance period from January 1 to December 31; provided that the Plan’s terms will apply from the start of a Plan Year through the date on which the Actual Bonus Awards for the applicable Plan Year are paid, if at all.

b.
Participant Eligibility Criteria

To be considered an eligible employee (“Participant”) for any applicable Plan Year, both participant eligibility criteria (the “Criteria”) below must be met:

i.
The individual is (i) a regular full-time employee of Intellia on or before October 31st of the applicable Plan Year and (ii) regularly scheduled to work 30 or more hours per week.
ii.
The employee must not be eligible to participate in any similar cash incentive bonus program of the Company.
3.
Target Bonus Award Calculation

“Target Bonus Award” is the potential award that a Participant may earn based on his or her Annual Base Salary, Target Bonus Percentage, and Time Proration Factor. The Target Bonus Award shall be calculated as follows:

Target Bonus Award = Annual Base Salary x Target Bonus Percentage x (Time Proration Factor / 12)

i.
“Annual Base Salary” shall be equal to each Participant’s annualized base salary as of December 31st of the Plan Year. The Annual Base Salary does not include any bonus payments, overtime, commissions, unused vacation time, or any other non-salary compensation earned or received by the Participant.
ii.
“Target Bonus Percentage” shall be the target bonus percentage set by the Company for the Participant as of December 31st of the Plan Year.
iii.
“Time Proration Factor” shall be a factor corresponding to the portion of the Plan Year, and, if applicable, the prior Plan Year (as noted below), for which the Participant has met the Criteria. The Time Proration Factor shall be calculated as follows:

Time Proration Factor = Number of full months the Participant met the Criteria in the Plan Year + (Total number of days that the Participant met the Criteria in the month they first met the Criteria)/Total number of days in the month that the Participant first met the Criteria)

If the Participant first meets the Criteria between November 1 and December 31 during a Plan Year and remains eligible for a bonus (i.e., continues to meet the Criteria) in the Plan Year following such Plan Year, additional time will be added to the Time Proration Factor when calculating the Target Bonus Award for the following Plan Year.

The Time Proration Factor shall be rounded up to the next hundredth.

Examples to determine Time Proration Factor:

Date Criteria Is Met	Time Proration Factor Calculation
May 1, 2020	8
July 20, 2020	[5 months + (12 days in July / 31 days in July)] = 5.39
November 16, 2020

[13 months + (15 days in November / 30 days in November)] = 13.5

Note: Under this example, Participant would be ineligible for an Actual Bonus Award in for the 2020 Plan Year. The above Time Proration Factor would be used to calculate Participant’s Target Bonus Award for the 2021 Plan Year; provided the employee remains eligible for a bonus for the 2021 Plan Year.

4.
Actual Bonus Award Calculation

Each Participant’s Actual Bonus Award shall be calculated as follows:

Actual Bonus Award = Target Bonus Award x Individual Achievement x Corporate Achievement

a.
“Individual Achievement”

For each Plan Year, managers and executives of the Company shall determine each Participant’s individual performance goals (“Individual Goals”); provided that the Board of Directors (“Board”) or the Compensation and Talent Development Committee of the Board (“Committee”) shall determine the Individual Goals of the Chief Executive Officer (“CEO”), executive officers and other members of the Company’s senior management, as applicable and as provided by the Company’s by-laws, the Committee’s Charter, and the Committee’s discretion.

▪
For each Plan Year, the managers and executives of the Company (or in the case of CEO, executive officers and other senior management of the Company, the Board or Committee, as applicable) shall determine the Participant’s Individual Achievement by considering the Participant’s performance relative to his or her Individual Goals, as well as other factors related to the Company’s core values and policies and the expected competencies and skills for the Participants’ job. Partial or excess achievement may be determined for each goal, at the discretion of the Company, Committee or Board, as applicable.
▪
The Company may introduce tools to guide the decision-making regarding Individual Achievement including, but not limited to, using a rating system such as a 9-box grid, rating distribution guidelines, and Individual Achievement guideline ranges for each type of rating. The Committee or Board may use the Company’s tools, at their discretion, in determining the Individual Achievement of the CEO, executive officers and senior management of the Company, as applicable.

▪
If a Participant’s Individual Achievement is not deemed to have reached at least 50%, their Individual Achievement will generally be set to 0% for purposes of calculating their Actual Bonus Award.
b.
“Corporate Achievement”

“Corporate Achievement” for each Plan Year shall be determined by the Committee, at its sole discretion, after the end of the relevant Plan Year. In determining the “Corporate Achievement,” the Committee may consider any relevant factors it deems appropriate including, but not limited to, the Company’s overall actual performance for the Plan Year as compared to the corporate goals set and approved by the Board for such Plan Year.

5.
Bonus Pool

Each Plan Year’s “Target Bonus Pool” shall be the sum of all Target Bonus Awards of Participants who were eligible as of October 31. The Target Bonus Pool will be calculated based on all eligible Participants’ Target Bonus Awards as of December 31 of the applicable Plan Year. For each Plan Year, the “Actual Bonus Pool” shall be calculated as follows:

Actual Bonus Pool = Target Bonus Pool x Corporate Achievement

6.
Impact to Participant Status
a.
Terminations

Except as otherwise provided in this Plan, to receive a bonus payout, a Participant generally must remain employed at the Company through the date on which the Actual Bonus Awards are paid for the applicable Plan Year. This applies to all terminations, whether voluntary or involuntary (except in the case of death, where an employee will still be eligible to receive an Actual Bonus Award).

b.
Changes in Employment Status

A Participant for any part of the Plan Year between January 1 and October 31, who (i) loses eligibility on or before December 31 but (ii) remains an employee of the Company as of the date on which the Actual Bonus Awards are paid for the applicable Plan Year may receive a prorated Actual Bonus Award for such Plan Year. In such cases, the Actual Bonus Award shall be calculated by applying a Time Proration Factor (see below for an example calculation).

Scenario	Time Proration Factor

Employee was a regular full time employee working 30 hours or more per week from January 1 – August 31, 2020. On September 1, this employee dropped to 20 hours per week and became classified as a regular part-time employee, and was still employed in 2021 on the Payout Date (defined below).

8

Note: Under this example, this employee was still employed on the Payout Date, but was not deemed eligible for the entire Plan Year. This employee would still be eligible to receive an Actual Bonus Award in 2021 for the Plan Year 2020 for the time they were deemed eligible.

c.
Leaves of Absence
i.
Short-Term Disability, Federal Medical Leave Act (“FMLA”), and other state-specific family and medical leave laws. Participants will continue to earn time toward their Time Proration Factor and be considered eligible to receive an Actual Bonus Award during any leave of absence based on short term disability, FMLA and state-specific family and medical leave laws and consistent with the applicable Company policies.
ii.
Long-Term Disability (“LTD”), including LTD combined with Workers’ Compensation. Participants who are on LTD in excess of any applicable federal or state-mandated family and medical leave allowances will not be eligible for an Actual Bonus Award for the period of the LTD.
iii.
Personal Unpaid Leaves of Absence. Participants who are on a personal unpaid leave of absence not covered by items 1 and 2 above are not eligible for an Actual Bonus Award for the period of the personal leave of absence.
d.
Retirement

An employee who retires in accordance with the provisions set forth in the Company’s Retirement Policy for Equity Awards is eligible for a prorated Actual Bonus Award for the Plan Year that contains such employee’s Retirement Date (as defined in the Company’s Retirement Policy for Equity Awards).

7.
Payout Date

The “Payout Date” for Actual Bonus Awards will generally be on or before March 15th of the calendar year following the applicable Plan Year. Individual Actual Bonus Awards will be calculated by the Company and made to Participants who remain eligible as of the Payout Date, including those Participants on any type of leave of absence or who have passed away or retired while they were eligible Participants but who are eligible for an Actual Bonus Award per the terms of the Plan (see Section VI).

8.
Termination, Suspension or Modification and Plan Administration
a.
The Committee may terminate, suspend or modify (and if suspended, reinstate with or without modification) all or part of the Plan at any time, with or without notice to Participants. The Committee has sole authority and discretion to administer or interpret the Plan. Notwithstanding anything herein to the contrary, the Committee may determine that no Actual Bonus Awards shall be paid hereunder for a particular Plan Year or to a particular Participant or Participants, notwithstanding the level of Corporate Achievement and/or Individual Achievement for such Plan Year.
b.
The Committee reserves the exclusive right to determine eligibility to participate in this Plan and to interpret and modify all applicable terms and conditions, including eligibility criteria, performance objectives and payment conditions, for the Company’s employees. The Committee delegates to each of the Company’s CEO, Chief Financial Officer, Chief Human Resources Officer, General Counsel and other executive officers the authority to, in their discretion, administer, and determine eligibility to participate in, the Plan and interpret all applicable terms and conditions for employees who are not executive officers of the Company. The determinations and interpretations of the Committee and its delegates will be final.
c.
All Actual Bonus Awards are paid from the Company’s general assets. No trust, account or other separate collection of amounts will be established for the payment of Actual Bonus Awards under the Plan. Actual Bonus Awards are unfunded obligations of the Company, so if and when an Actual Bonus Award becomes due, a Participant’s rights to payment are no greater than the rights of a general unsecured creditor.

9.
Section 409A

It is intended that any payments under this Plan be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), as “short-term deferrals” (as defined in Section 409A), and the Plan shall be administered, interpreted, and construed consistent with such intent.

10.
Withholdings

The Company shall withhold from any Actual Bonus Award any federal, state and local income, employment or other similar taxes or elective deferrals as it may be required to withhold pursuant to any applicable law, regulation or Company policy.

11.
At-Will Employment

This document sets forth the terms of the Plan and is not intended to be a contract or employment agreement between any Participant and the Company. Nothing in this Plan shall alter the at-will nature of any Participant’s employment. Participants are free to resign at any time, and for any or no reason. Similarly, subject to the terms of any individual employment agreement between a Participant and the Company, the Company is free to terminate its employment relationship with any Participant at any time, with or without cause.

Adopted and made effective by the Board of Directors on April 3, 2020.

Amended and Restated by the Board of Directors effective as of July 1, 2022.